EXHIBIT 10.1

February 8, 2019
By Hand Delivery
Mr. Scott A. Mayo
176 Northington Drive
Avon, Connecticut 06001

Re:    Transition Services and Separation Agreement

Dear Scott:

This letter agreement (this "Agreement") confirms the arrangements regarding the termination of your employment as Senior Vice President, Barnes Group Inc. and President, Barnes Industrial (the "Company"), effective as of March 31, 2019 (the ''Termination Date") and the terms of your continued employment through the transition services period from February 8, 2019 through the Termination Date (the "Transition Period").

1.
Termination Date. In exchange for your continued employment through the Termination Date as set forth below and the consideration set forth herein, you agree to (i) execute and not revoke the release attached hereto as Exhibit A (the "First Release") and a second confirmation release attached hereto as Exhibit B ("Second Release"), each within the time frames specified herein, and (ii) comply with the terms and conditions set forth in this Agreement. The following additional terms govern your termination from employment:

A.
You hereby resign from your position as Senior Vice President, Barnes Group Inc. and President, Barnes Industrial and all other officer, director and/or committee member positions you hold with the Company or any of its subsidiaries or affiliates (collectively "Affiliates") effective as of 5:00 PM Eastern Standard Time on February 8, 2019, and you agree to execute all such documentation as may be required to effectuate such resignations.

B.
Through the Termination Date, you will continue to: (i) receive your regular salary, at the rate currently in effect, subject to applicable deductions; and (ii) be eligible to participate in the Company benefits plans in which you are currently participating.

C.
The Termination Date has been selected to allow you to vest in: (i) the four percent Retirement Contribution Plan; (ii) the Non-Qualified DC Retirement Benefit Equalization Plan; and (iii) vest in a pro-rated portion of your unvested equity awards in the form of Performance Share Awards ("PSA") in accordance with the terms of the 2014 Barnes Group Inc. Stock and Incentive Award Plan ("Stock Plan") and the applicable award agreements issued thereunder on or before the Termination Date.

Scott A. Mayo
February 8, 2019

D.
During the Transition Period, you will no longer perform the regular duties or have decision making authority as Senior Vice President, Barnes Group Inc. and President, Barnes Industrial, and you are not to come to the office, nor interact or communicate with individuals employed by the Company or its Affiliates or interact or communicate with customers, vendors or suppliers of the Company or its Affiliates, except as directed and authorized by the Chief Executive Officer. During the Transition Period, you will perform such transition services for the Company as are reasonably requested by the Chief Executive Officer, in order to facilitate an orderly transition of your duties, including, consultation and other assistance with respect to matters for which you have had responsibility while Senior Vice President, Barnes Group Inc. and President, Barnes Industrial. You will be available for such transition services as reasonably requested, directly or indirectly, by the Chief Executive Officer or his authorized designee.

E.
If you obtain employment with a new employer before the end of the Transition Period or Termination Date, you and the Company may agree in writing that the end of the Transition Period will be accelerated based on the notice provided by you, in which case the Transition Period will cease effective as of such agreed upon date, and your Termination Date will also be effective as of that agreed upon date. If you elect to continue your employment during the Transition Period and execute the First Release, but voluntarily resign before the Transition Period concludes, your Termination Date will be accelerated to the date of your resignation.

F.
If you do not execute the First Release within the specified time, or if you execute and subsequently revoke the First Release, then you will not be entitled to continued employment up to your Termination Date. The Company will accelerate your Termination Date and your employment will end at that point.

G.
Notwithstanding anything in this Agreement to the contrary, if you engage in conduct described in Section 3(a) of the Barnes Group Inc. Executive Separation Pay Plan as amended and restated effective January 1, 2012 (the "Separation Pay Plan"), the Company may accelerate the Termination Date and terminate your employment immediately, and no payments or benefits will be made or provided pursuant to Section 2 below or under the Separation Pay Plan. In that case, your participation in Company benefits, if any, will also cease as of the accelerated Termination Date.

H.	You agree to comply with the terms of this Agreement, including, without limitation, the confidentiality provisions.

I.	You are hereby advised to consult with an attorney before signing this Agreement, the First Release or the Second Release.

2.	Severance. You must choose from the two alternatives listed below in A (Minimum Severance) and B (Enhanced Severance):

Scott A. Mayo
February 8, 2019

A.
Minimum Severance. Under the Separation Pay Plan, which is incorporated by reference in this Agreement as if fully set forth herein, you are eligible to receive the minimum severance pay of one month's pay at your current monthly rate of $36,666.67 or the amount, if any, of your accrued unused vacation pay and/or any unused floating holidays, whichever is greater, less all federal, state and customary deductions. Such payment or payments will be made in accordance with the Company's regular payroll practices. You will receive this payment irrespective of whether you sign the Release.

B.
Enhanced Severance. In order to receive enhanced severance payments and other benefits to which you would not otherwise be entitled, as described in this Section, you must agree to Sections 2 through 20 of this Agreement and execute and not revoke the First Release and Second Release within the specified time frame following your Termination Date. You are advised to consult with an attorney before signing this Agreement, the First Release and Second Release. In exchange for your signed (and non-revoked) First Release and Second Release and compliance with Sections 2 through 20 of this Agreement, assuming you remain eligible under the terms of the Separation Pay Plan, you are eligible to receive severance payments at your current monthly rate of $36,666.67, for a period of up to twelve (12) months following the Termination Date (the "Severance Pay Period"), less federal, state and customary deductions. However, if your Termination Date occurs prior to the end of a month for which your salary has been advanced to you under our routine payroll processing, the amount of your most recent paycheck attributable to the period from the Termination Date through the end of the month for which your salary has been advanced will be deducted from the amount you receive under this section.

C.
Payment of Severance. The first severance payment will be made on the next regular pay date after the Termination Date. Subject to this paragraph, provided that you sign and do not revoke the Second Release, payment of any remaining severance payments will resume on the regular pay date following the Last Revocation Day, as defined in the Second Release, but not later than the 74th day after the Termination Date, and will thereafter be paid on the regular pay dates as per the schedule in place as of the Termination Date until the Severance Pay Period concludes. The first payment made when any remaining severance payments resume pursuant to the preceding sentence shall include any severance payments for regular pay dates after your receipt of the first severance payment and before such remaining severance payments resume. Severance payments will be subject to the federal, state and customary deductions.

3.
Benefits Following Your Termination Date. You may, if you are currently enrolled, continue to participate in the Company's medical, vision and dental plans in accordance with the terms of the applicable plans during the period in which you receive severance payments by paying the full cost of the premiums (both employer and employee portions) for these benefits during such period. However, the Company will reimburse you for the employer portion of the premium payments. This reimbursement will be considered

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February 8, 2019

taxable income, and the full cost of the premiums (employer and employee) will be treated as post-tax.

As of your Termination Date, provided you are currently enrolled, you may continue your contributions, on a post-tax basis, to any Health Savings Account (HSA) and/or Healthcare Flexible Spending Account (FSA) in accordance with the terms of such plans, for the period during which you receive severance payments (but not later than the end of the calendar year in which your Termination Date occurs in the case of the Healthcare FSA). If you do not wish to continue your contributions for these benefits on a post-tax basis, please contact me prior to March 31, 2019. Participation in Dependent Care FSA is not permitted during periods of severance.

After severance payments cease, medical and dental coverage may be continued if you are currently enrolled in such coverage, subject to applicable law, in accordance with the respective plans' COBRA provisions upon payment by you of the full premium and applicable administrative fee for up to 18 months.

You will not be eligible for benefits under the short term disability and/or long term disability plans if you become disabled while you are receiving severance payments.

Your participation will cease in all of the Company's other employee benefit plans upon the Termination Date, including, without limitation and as applicable, the Retirement Savings Plan, retirement contribution account, Employee Stock Purchase Plan, profit sharing or pension plan, subject to any conversion or portability rights you may have under such plans.

If you are a participant in one of the Company's pension plans, you may contact Mercer at 1-800-352-8904 (Option l ) for information on your account. If you have a Retirement Savings Plan account, you can access the Fidelity Website at www.401k.com or the Retirement Benefits Line at 1-800-835-5095 for account information or to receive a distribution or rollover of the vested portion of your account (if any) to an IRA or another qualified plan. If you are eligible for profit sharing or have a retirement contribution account, you can also access information on these accounts through Fidelity, including vesting information.

4.
Performance-Linked Bonus Plan. As your Termination Date will be on or after November 1, 2018, you will be eligible to be considered for a payment under the Performance Linked Bonus Plan for Select Executive Officers (the "PLBP"), if any, for the 2018 Award Period. As you will not be employed as of November 1, 2019, and you will not otherwise be eligible for retirement as of your Termination Date, you will not be eligible to be considered for a payment under the PLBP for the 2019 Award Period.

5.
Equity Awards. Pursuant to the terms of the 2014 Barnes Group Inc. Stock and Incentive Award Plan and the applicable award agreements issued thereunder, all of your unexercisable and unvested stock options, restricted stock units and performance share

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February 8, 2019

awards, if any, will be forfeited as of the Termination Date. If you have any questions regarding your equity awards, please contact the office of Patricia Bradley, Legal & Stockholder Relations Senior Specialist, at (860) 973-2106.

6.
Outplacement Benefit. To assist you in managing the change and locating a new employment opportunity, the Company will arrange to provide you executive-level outplacement services of up to $15,000 with a mutually acceptable outplacement service firm. These services will be provided to you for six months from the date of this Agreement. Please contact me if you wish to use this outplacement benefit.

7.
Final Expenses. Your expense account, if any, and use of any Company credit and/or telephone cards, will cease as of the February 8, 2019. You will promptly return any such cards or other similar Company property in your possession and, if applicable, submit your final expense account, including an accounting for any advances, as of the Termination Date.

8.
Return of Company Property. Effective as of the February 8, 2019, you will promptly return to the Company any and all information relating to the Company and Company Property in your possession and you will not, directly or indirectly, copy, take, or remove from the Company's premises, use or disclose to third parties any such information or property. As used herein, "Company Property" includes, without limitation, computers, and other wireless or electronic devices provided to you by the Company during your employment with the Company. To enable the provision of the transition services, you may continue to use your company issued cellular phone during the transition period and contact between you and the CEO or his designee will be facilitated via cellular telephone or teleconferencing through the Termination Date.

9.
No Re-Employment. You agree that by signing this Agreement and the Release, you have waived and released any chance, right or opportunity to seek re-employment with the Company or its Affiliates. You further agree not to apply for or seek such re-employment with the Company or its Affiliates and that this Agreement constitutes good and sufficient cause for the Company to reject and/or terminate any such application for re-employment or re-employment.

10.
Confidentiality. You acknowledge and agree that any information constituting a trade secret or otherwise of a proprietary, secret or confidential nature of or relating to any business of the Company or any of its Affiliates ("Confidential Information") acquired by you during your employment, or known by you with respect to the businesses of the Company or any Affiliate prior to your employment by the Company, is the exclusive property of, and of great value to, the Company and its Affiliates. You agree that without the prior written permission of the Chief Executive Officer, you will not divulge to any person or entity (other than to officers, directors and employees of the Company and/or its Affiliates or in connection with the proper business and affairs of the Company and/or its Affiliates), at any time, any Confidential Information unless and only (a) to the extent that said information becomes publicly known other than as a result of your acts or omissions to act, or (b) as may be required by applicable law or in connection with any investigation,

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February 8, 2019

suit or other proceeding before any court, tribunal, arbitration proceeding or agency having competent jurisdiction thereover; provided, however, that you shall use your best efforts to provide the Company with adequate and timely written notice so as to enable the Company to seek a protective order or other appropriate relief. As used herein, Confidential Information may include, but is not limited to, the names of suppliers, customers, or employees of, the Company, and its Affiliates, the fees the Company and/or any Affiliate obtain or have obtained for services, financial information, computer programs, marketing plans, pricing information, strategic plans, the existence of any discussions or negotiations concerning any transaction proposed by the Company and/or any Affiliate or other facts relating thereto, the Company's manner of operation or plans, processes, and data of any kind. The confidentiality obligations in this Agreement and the Release are in addition to any other confidentiality obligation or agreement that you have with the Company, and nothing in this Agreement or the Release is intended to waive, modify, alter or amend the terms of any such confidentiality obligation or agreement.

Notwithstanding the foregoing, nothing in this Letter shall prohibit you from reporting possible violations of federal law or regulation to any governmental agency or entity, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, and/or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. You do not need the prior authorization of the Company to make any such reports or disclosures and you are not required to notify the Company that you have made such reports or disclosures. Further, you will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the Company's trade secrets to your attorney and use the trade secret information in the court proceeding if you (A) file any document containing the trade secret under seal; and (B) do not disclose the trade secret, except pursuant to court order.

11.
Restrictive Covenants. Due to the nature of the role you held while employed by the Company, and the Company 's interest in protecting Barnes Group Inc.'s confidential information that was shared with you during your employment, and in consideration of the enhanced severance compensation offered herein, you agree that:

A.	Non-Solicitation.

(1).    Non-solicitation of Employees. You shall not, directly or indirectly, hire or solicit or facilitate or arrange for the hiring or solicitation of any person who is an employee of the Company or any of its Affiliates, or encourage any such employee to leave such employment, or knowingly assist any business he/she has become associated

Scott A. Mayo
February 8, 2019

with to do so, during the Transition Period and for a two (2) year period following the Termination Date.

(2).    Non-solicitation of Customers. During the Transition Period and for the eighteen (18) month period following the Termination Date, you shall not intentionally or knowingly, directly or indirectly: (i) interfere with the Company's or any of its Affiliates' relationship with, or endeavor to entice away from the Company or any of its Affiliates, any individual, person, firm, corporation or other business entity who at any time during your employment with the Company, was a customer of the Company or any of its Affiliates; or otherwise had a material business relationship with the Company or any of its Affiliates, or (ii) discourage, or attempt to discourage, any individual, person, firm, corporation or business entity from doing business with the Company or any of its Affiliates. Subject to the foregoing, you shall not be prohibited from providing services to existing or prospective customers of any entity with whom you become employed or affiliated following the Termination Date.

B.	Non-Competition.

During the Transition Period and for the twelve (12) month period following the Termination Date, you will not own, manage, operate, join, control, be employed by or with, render services to, or participate in any manner with any business which competes with the business conducted by the Company or any of its Affiliates anywhere in the Restricted Area during the two (2) years immediately preceding the end of your employment with the Company ("Competitive Business") where doing so will require you to provide the same or substantially similar services to such Competitive Business as those which you provided to the Company during your employment, (for the avoidance of ambiguity "Competitive Business" includes, but is not limited to, businesses in the following markets: hot runner, mold, mold cavity sensor, process control and high cavitation mold systems and assemblies; force and motion control solutions; grippers, advanced end-of-arm tooling systems, sensors and other automation components for intelligent robotic handling and industrial automation; and engineered springs, rings and high precision metal-based solutions), unless you first obtain the written consent of the Company through Dawn Edwards, Senior Vice President, Human Resources (or her successor). "Restricted Area" means (a) the geographic territory in which you worked, represented the Company, or had business contact with the Company's and its Affiliates' customers and/or suppliers and (b) anywhere the Company is doing business where your use or disclosure of the Company's or its Affiliates' confidential information (whether for your own benefit or on behalf of a competitor) could materially disadvantage the Company regardless of your physical location.

Both the Company and you acknowledge that the covenants in paragraphs 10 and 11 (collectively, the "Covenants") are necessary and essential to protect the Company's confidential information; that the area, duration and scope of the Covenants are reasonable and necessary to protect the Company; that they do not unduly oppress or restrict your ability to earn a livelihood in your chosen profession; that they are not an undue restraint on your trade or any of the public interests that may be involved; and that the Company has a legitimate business purpose in requiring you to abide by the Covenants. You and the

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February 8, 2019

Company agree that in the event that a court were to determine that any portion of the Covenants is unreasonable, arbitrary or against public policy, the provisions are to be enforced for such smaller area, shorter duration or narrow scope as shall be determined to be reasonable, non-arbitrary and not against public policy.

You acknowledge and agree that: (i) the obligations you are agreeing to under this letter, especially the Covenants, are supported by adequate consideration, none of which you would otherwise be entitled to receive; and (ii) any violation of this letter agreement would result in irreparable harm and injury to the Company. In the event of a breach or threatened breach by you of the provisions of this Agreement, you agree that the Company will be entitled to an injunction, without first posting bond and without notice, restraining you from such breach or threatened breach and to any other legal or equitable remedies available to the Company. The Company will also be entitled to all costs and expenses, including reasonable attorneys' fees from you should you breach this Agreement.

12.
Cooperation. You agree to fully cooperate with the Company by responding truthfully to any questions asked of you by the Company concerning its business, or operational or regulatory issues that may arise following the execution of this Agreement. You further agree to cooperate with any investigation conducted by the Company on its own initiative or pursuant to a request by any government agency or department, including, but not limited to, the provision of personal documents and testimony, in connection with any matter arising out of or related to your duties while employed by the Company. You further agree that if the Company is involved or becomes involved in any legal or administrative claims or proceedings relating to or arising out of events that occurred prior to the execution date of this Agreement or as to which, in the Company's opinion, you have personal knowledge, you will cooperate to the fullest extent possible in the Company's prosecution or defense of such actions without the necessity of a subpoena. Similarly, you will not participate or assist in any legal actions taken by any third party against the Company, except where required by law. You further agree to execute and deliver such instruments, documents, certificates, and affidavits and supply such other information and take such further action as the Company may reasonably require in order to effectuate or document your resignation from all positions with the Company, and its Affiliates, and the termination of your employment.

The Company shall reimburse you for any pre-approved reasonable out-of-pocket expenses incurred in your fulfillment of your cooperation obligations in this Section. The Company cannot and will not, however, provide any form of compensation or expense reimbursement for your participation as a witness or deponent in any legal action when that participation is legally required by subpoena or other judicial mechanism.

13.
Non-Disparagement. You agree that you will make no written or oral statements that directly or indirectly disparage or could reasonably be anticipated to cause damage to the reputation, goodwill, or business of any of the Company or any Affiliate or any of its officers or directors in any manner whatsoever, including but not limited to the working conditions or employment practices of the Company. This covenant is in addition to, and not in lieu of, any other non-disparagement obligation that you have to the Company. You

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February 8, 2019

agree that you will not directly or indirectly contact the press or media, the Company's employees, or customers or any entity that has a business relationship with the Company, for the purpose of disparaging the Company or any of the Company's current or former officers, directors, managers, employees or agents. It will not be a violation of your obligations under this paragraph to make truthful statements, under oath, as required by law or formal legal process. Notwithstanding any provision of this Agreement to the contrary including, but not limited to, the obligations set forth in the paragraphs entitled, "Confidentiality", "Cooperation" and "Non-disparagement" hereof, you may provide any truthful and accurate information to, and cooperate with, any federal, state, local or foreign governmental agency or entity. The Company agrees that its officers and directors will make no written or oral statements to any third-party that directly or indirectly disparages or could reasonably be anticipated to cause damage to your reputation or goodwill. The Company will issue no public statement regarding your services or employment beyond that required by law.

14.
Code of Conduct and Legal Obligations. You represent and agree that you are unaware of any facts that, if true, may constitute an ongoing or material violation of the Company's Code of Business Ethics and Conduct (the "Code") and/or its legal obligations. You represent that you have fully complied with your obligations to report any violation of the Code and that you are aware of no unreported facts that would constitute a violation of the Code.

15.
Electronic Media. You agree to leave intact all electronic Company documents, including those that you developed or helped to develop during your employment, and deliver to the Company concurrent with the execution of this Agreement or upon earlier request the computer media on which such documents are stored and all passwords and keys necessary to access such documents.

16.
Consequences of Breach; Procedures. In the event of a breach of any provision of this Agreement, unless the Company decides otherwise in its sole discretion, you agree that (A) if your Termination Date has not yet occurred, the Company reserves the right to accelerate your Terminate Date; and (B) in the Company 's sole discretion, the Company may terminate any of its obligations to pay compensation and benefits to you pursuant to this Agreement, and the Company shall be entitled to immediate restitution of all sums paid to you under this Agreement, except for the sum of $500, which the parties agree constitutes ongoing valid consideration for the waiver and First Release and Second Release. In addition to such right to restitution, and without limitation, the Company shall have the right to enforce the provisions of this Agreement through any and all rights and remedies as may be available to the Company at law or in equity, including injunctive relief and specific performance.

In the event that either party institutes legal proceedings to enforce the terms of this Agreement, it is specifically understood and agreed that such a claim shall be submitted to final and binding arbitration in Hartford County, Connecticut, pursuant to the rules of the American Arbitration Association, and that the prevailing party shall recover its

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February 8, 2019

costs and reasonable attorney's fees incurred in such arbitration proceeding; provided that, in order to comply with Section 409A of the Internal Revenue Code ("Section 409A"), the following provisions apply if you are the prevailing party: costs and reasonable attorney's fees incurred in the arbitration proceeding may be recovered if they are incurred during the three (3) year period commencing on the Termination Date; the amount of costs and reasonable attorney's fees eligible for reimbursement during your taxable year may not affect the amount of costs and reasonable attorney's fees eligible for reimbursement in any other taxable year; any reimbursement of costs or reasonable attorney's fees shall be made on or before the last day of your taxable year following the taxable year in which the costs or attorney's fees were incurred; and the right to reimbursement shall not be subject to liquidation or exchange for another benefit. The parties further agree that this Agreement, First Release and Second Release are governed by the laws of the State of Connecticut.

17.
Tax Considerations. The parties agree that this Agreement, the First Release, and the Second Release are to be interpreted and administered in accordance with the requirements of Section 409A. The Company is authorized to delay the payment of some or all of the severance benefits until the first business day following the six month anniversary of your termination of employment, if such delay is required in order to comply with the requirements of Section 409A (taking into account the severance exception and the short term deferral rule under Section 409A). The date of your termination of employment will be determined in accordance with the separation from service rules under Section 409A. If the time period for your consideration of the releases of claims and the time period to revoke any acceptance of the releases spans two of your taxable years, then any severance payments hereunder will be paid on the later of: (i) the end of the revocation period (assuming that there has been no revocation); or (ii) the first business day of the second taxable year.

18.
Severability & Enforceability. The invalidity or unenforceability of any provision of this Agreement, the First Release, and the Second Release will not in any way affect the validity or enforceability of the remainder of any such provision or the remaining provisions of the Agreement, the First Release, and the Second Release. The parties agree that if any particular paragraphs, subparagraphs, phrases, words, or other portions of this Agreement, including the First Release and the Second Release, are determined by an appropriate court to be invalid or unenforceable as written, they shall be modified as necessary to be valid or enforceable, and such modification shall not affect the remaining provisions, or if they cannot be modified to be made valid or enforceable, then they shall be severed from this Agreement, the First Release, or the Second Release, as the case may be, and all remaining terms and provisions shall remain enforceable.

19.
References. All requests for information for any prospective future employers relative to your employment at the Company will be forwarded to Dawn N. Edwards, Senior Vice President, Human Resources. Ms. Edwards will make a good faith response to such requests with confirmation of your title, dates of employment, salary and agrees to adhere to the provisions of Section 13 of this

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Agreement, by confirming your title, dates of employment and salary. In addition, you may use as references other current or former executives, officers or directors of the Company who have agreed to provide you a personal reference to your prospective employer, but you agree that the Company is not responsible for any references provided in accordance with this Section 19.

20.
Representations and Warranties. The Parties represent and warrant that: (a) they have consulted with the respective counsel of their own choosing prior to executing this Agreement and are relying upon their own and their attorney's judgment, belief, and knowledge with respect to the terms and effect of this Agreement; (b) none of the Parties are relying on another Party, or another Party's attorneys, for any advice or counsel, whether same is legal, tax, or other advice; (c) they have not been induced to enter this Agreement by a statement, action, or representation of any kind or character made by the persons or entities released under this Agreement, or any person or persons representing them, other than those expressly made in this Agreement; (d) they are legally competent to execute this Agreement; (e) they have carefully read and understand this Agreement, and have executed it freely, voluntarily, and without duress; (f) they are fully and completely informed of the facts relating to the subject matter of this Agreement, and all enter into this Agreement voluntarily after having given careful and mature consideration of the making of this Agreement; (g) they fully understand and intend this Agreement to be a full, final, and complete resolution of all matters described herein; and (h) they have actual authority to execute this Agreement.

As a reminder, regardless of your severance arrangement, you are expected to abide by all obligations set forth in this Agreement, including, without limitation, all confidentiality obligations. Further, after your Termination Date, you continue to have obligations to the Company under various other sources, including the Code, statutes, and common law. Please be mindful of these restrictions and govern your activities accordingly.

The attached First Release and Second Release is a legal release and waiver of liability in favor of the Company, the terms of which are incorporated by reference in this Agreement. Please review it carefully and let me know if you have any questions.

Sincerely,

/s/ Dawn N. Edwards
Dawn N. Edwards
Senior Vice President, Human Resources
Barnes Group Inc.

Agreed and accepted:

/s/ Scott A Mayo
Scott A. Mayo

Date: February 28, 2019

Exhibit A

FIRST RELEASE

In exchange for the Company 's promises as set forth in the Agreement, and the salary and benefits provided to me through such date as set forth in the attached Agreement, dated February 8, 2019, the terms of which are incorporated by reference in this release ("First Release"), I, Scott A. Mayo (and anyone acting on my behalf) hereby release every past and present right or claim of any kind, whether legal, equitable or otherwise, against Barnes Group Inc. and its subsidiaries, divisions, business units, related entities, corporations, partnerships and joint ventures (collectively referred to herein as the "Company"). I give up such rights and claims against the Company, its employee benefit plans and anyone else related to the Company (such as, without limitation, the Company's present and former employees, officers, directors, stockholders, representatives, agents and insurers).

I agree that I executed this First Release on my own behalf and also on behalf of any heirs, agents, representatives, successors and assigns that I have now or may have in the future. These rights and claims include, but are not limited to, those that I may have under the Age Discrimination in Employment Act, which prohibits age discrimination in employment; Title VII of the Civil Rights Act of 1964 and Executive Order 11246, which prohibit discrimination in employment based on race, color, national origin, religion or sex; the Americans With Disabilities Act of 1990 as amended, which prohibits discrimination in employment based on a handicap or disability; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; any claims under the Worker Adjustment and Retraining Notification Act of 1988 or any similar law, which requires, among other things, that advance notice be given of certain work force reductions; and all claims under the Employee Retirement Income Security Act of 1974, such as claims relating to pension, profit sharing, or health plan benefits, except as noted in the following paragraph; the Family and Medical Leave Act of 1993; all claims under any state Fair Employment Practices Act as well as any other federal, state or local laws or regulations; all claims for alleged physical or personal injury or emotional distress; and any other claims which could arise from employment or separation from employment, whether in express or implied contract (whether written or oral), or claims for breach of any covenant of good faith and fair dealing (express or implied), or in tort (including without limitation, defamation, assault, battery, false imprisonment, interference with contractual or advantageous business relationship, and invasion of privacy) or for wrongful or retaliatory discharge, whether based on common law or otherwise. The foregoing list is meant to be illustrative rather than inclusive. Nothing in this First Release shall prohibit me from filing a claim with, cooperating with, or participating in any investigation or proceeding conducted by, the federal Equal Employment Opportunity Commission or a comparable state agency, such as the Connecticut Commission on Human Rights & Opportunities (although I acknowledge and agree that I shall not be able to recover any monetary benefits in connection with such claim or proceeding).

I keep any right, however, that I may have to: (1) receive severance benefits under the Executive Separation Pay Plan; (2) receive retirement benefits under the terms of any retirement

1

Exhibit A: FIRST RELEASE

plan in which I have earned a vested benefit (including, but not limited to, the Savings Plan), except as to any claim of mine or a similarly situated retirement plan participant which has been denied or rejected before I signed this First Release; (3) elect health care coverage under the federal continuation of health coverage law known as "COBRA," or under any applicable state law concerning continuation of health coverage, unless I am ineligible for such coverage under such law or am not currently enrolled in this coverage; (4) exercise exercisable stock options in accordance with the applicable stock option agreements; and (5) indemnification or advancement of expenses under applicable law, the Certificate of Incorporation or by-laws of the Company, any agreement between me and the Company, or the Company's officers' and directors' liability insurance policies.

This First Release covers both claims that I know about and those I may not know about. I expressly give up and waive all rights afforded by any statute which limits the effect of a release with respect to claims that are presently unknown. I understand the significance of my release of unknown claims and my waiver of statutory protection against a release of unknown claims. This First Release does not give up or waive any rights or claims, which arise after the date that this First Release is signed by me.

I represent and warrant that I have been fully and appropriately paid for all hours worked and services rendered during my employment with the Company, and that I have no claims of any nature against the Company, including but not limited to claims for wages, commissions, work related injuries, or otherwise

I have been given a period of at least 21 calendar days from the date of my initial receipt of this First Release (February 8, 2019) to review and consider this First Release before signing it. I may take as much of this period of time to consider this First Release as I wish prior to signing it. I understand that if 1 sign this First Release, it is in exchange for receiving the additional payments and the other benefits described in the Agreement. I acknowledge that I have received 21 calendar days to review this First Release from when it was first given to me. I acknowledge and agree that any changes made to this First Release before I sign it will not entitle me to an additional 21 calendar days to review the new version of this First Release. I will not be entitled to the continued employment, payments and benefits as set forth in Section 1 of the Agreement unless I sign this First Release and deliver it to the Company within 21 calendar days after the date of my receipt of the First Release and do not revoke the First Release.

I am hereby advised by the Company to consult with an attorney before signing this First Release. I understand that whether or not to do so is my decision.

I have not relied on any representations, promises, or agreements of any kind made to me in connection with my decision to sign this First Release except for those set forth in the documents attached to or referred to by this First Release. I may revoke or cancel this First Release within seven (7) calendar days after I sign it. The last day on which this First Release can be revoked is called the "Revocation Day." Revocation can only be made by delivering a written notice of revocation to Dawn N. Edwards, Sr. Vice President, Human Resources, Barnes Group Inc., 123

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Exhibit A: FIRST RELEASE

Main Street, Bristol, Connecticut, 06010. For this revocation to be effective, a written notice of revocation must be sent on or before the Revocation Day for delivery to the foregoing address on the next business day. I acknowledge that this First Release can be revoked only in its entirety and that once revoked, I will not be entitled to the additional employment, payments and benefits as set forth in Section 1 of the Agreement. I will also not receive the enhanced severance payment and benefits described in Section 2.B of the Agreement, and my continued employment with the Company will cease.

If I do not revoke this First Release, it shall go into effect on the day after the Revocation Day and I will receive the payments and benefits described in Section 1 of the Agreement.

A finding that any term or provision of this First Release is invalid, unlawful or unenforceable will not affect the remaining terms and provisions of this First Release.

This First Release, and the documents referenced in or attached to this First Release, set forth the entire agreement between me and the Company and supersede and render null and void any and all prior or contemporaneous oral or written understandings, statements, representations or promises pertaining to the matters set forth herein except for those set forth in the documents attached to or referred to by this First Release and except for any and all previously agreed to restrictive covenant obligations, including noncompetition or confidentiality obligations, to the Company to which I specifically agree to remain bound after signing this First Release, including without limitation my obligations under the Barnes Group Inc. Code of Business Ethics and Conduct.

If I violate any part of the Agreement, I will be responsible for all costs incurred by the Company that flow from that violation, including the Company's legal fees and other costs associated with any legal action that arises from that violation. I will also be required to return all payments and reimburse the Company for all benefits provided to me in exchange for signing this First Release, except for the sum of $500, which I agree constitutes ongoing valid consideration for this waiver and release.

BY SIGNING THE AGREEMENT AND THIS FIRST RELEASE IN THE PLACES PROVIDED, I ACKNOWLEDGE THAT I HA VE READ EACH OF THESE DOCUMENTS CAREFULLY, UNDERSTAND THEIR CONTENTS AND EFFECTS AND THAT MY DECISION TO SIGN THESE DOCUMENTS IS KNOWING AND VOLUNTARY.

Agreed and accepted:

/s/ Scott A. Mayo    February 28, 2019
Scott A Mayo    Date

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Exhibit B

SECOND RELEASE

In exchange for severance and other benefits to which I would not otherwise be entitled, set forth in the attached Agreement, dated February 8, 2019, (the "Agreement"), the terms of which are incorporated by reference in this second release ("Second Release"), I, Scott A. Mayo (and anyone acting on my behalf) hereby release every past and present right or claim of any kind, whether legal, equitable or otherwise, against Barnes Group Inc. and its subsidiaries, divisions, business units, related entities, corporations, partnerships and joint ventures (collectively referred to herein as the "Company "). I give up such rights and claims against the Company, its employee benefit plans and anyone else related to the Company (such as, without limitation, the Company's present and former employees, officers, directors, stockholders, representatives, agents and insurers).

I agree that I executed this Second Release on my own behalf and also on behalf of any heirs, agents, representatives, successors and assigns that I have now or may have in the future. These rights and claims include, but are not limited to, those that I may have under the Age Discrimination in Employment Act, which prohibits age discrimination in employment; Title VII of the Civil Rights Act of 1964 and Executive Order 11246, which prohibit discrimination in employment based on race, color, national origin, religion or sex; the Americans With Disabilities Act of 1990 as amended, which prohibits discrimination in employment based on a handicap or disability; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; any claims under the Worker Adjustment and Retraining Notification Act of 1988 or any similar law, which requires, among other things, that advance notice be given of certain work force reductions; and all claims under the Employee Retirement Income Security Act of 1974, such as claims relating to pension, profit sharing, or health plan benefits, except as noted in the following paragraph; the Family and Medical Leave Act of 1993; all claims under any state Fair Employment Practices Act as well as any other federal, state or local laws or regulations ; all claims for alleged physical or personal injury or emotional distress; and any other claims which could arise from employment or separation from employment, whether in express or implied contract (whether written or oral), or claims for breach of any covenant of good faith and fair dealing (express or implied), or in tort (including without limitation, defamation, assault, battery, false imprisonment, interference with contractual or advantageous business relationship, and invasion of privacy) or for wrongful or retaliatory discharge, whether based on common law or otherwise. The foregoing list is meant to be illustrative rather than inclusive. Nothing in this Second Release shall prohibit me from filing a claim with, cooperating with, or participating in any investigation or proceeding conducted by, the federal Equal Employment Opportunity Commission or a comparable state agency, such as the Connecticut Commission on Human Rights & Opportunities (although I acknowledge and agree that I shall not be able to recover any monetary benefits in connection with such claim or proceeding).

I keep any right, however, that I may have to: (1) receive severance benefits under the Executive Separation Pay Plan; (2) receive retirement benefits under the terms of any retirement plan in which I have earned a vested benefit (including, but not limited to, the Savings Plan), except

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Exhibit B: SECOND RELEASE

as to any claim of mine or a similarly situated retirement plan participant which has been denied or rejected before I signed this Second Release; (3) elect health care coverage under the federal continuation of health coverage law known as "COBRA," or under any applicable state law concerning continuation of health coverage, unless I am ineligible for such coverage under such law or am not currently enrolled in this coverage; (4) exercise exercisable stock options in accordance with the applicable stock option agreements; and (5) indemnification or advancement of expenses under applicable law, the Certificate of Incorporation or by laws of the Company, any agreement between me and the Company, or the Company's officers' and directors ' liability insurance policies.

This Second Release covers both claims that I know about and those I may not know about. I expressly give up and waive all rights afforded by any statute which limits the effect of a release with respect to claims that are presently unknown. I understand the significance of my release of unknown claims and my waiver of statutory protection against a release of unknown claims. This Second Release does not give up or waive any rights or claims, which arise after the date that this Second Release is signed by me.

I represent and warrant that I have been fully and appropriately paid for all hours worked and services rendered during my employment with the Company, and that I have no claims of any nature against the Company, including but not limited to claims for wages, commissions, work related injuries, or otherwise.

I have been given a period of at least 21 calendar days from my Termination Date to review and consider this Second Release before signing it. I may take as much of this period of time to consider this Second Release as I wish prior to signing it. I understand that if I sign this Second Release, it is in exchange for receiving the additional payments and the other benefits described in the Agreement. I acknowledge that I have received at least 21 calendar days from my Termination Date to review this Second Release. I acknowledge and agree that any changes made to this Second Release before I sign it will not entitle me to an additional 21 calendar days to review the new version of this Second Release. I also understand that under no circumstances will I receive severance or other benefits as described in the Agreement unless I sign the Second Release and deliver it to the Company within 21 calendar days after my Termination Date and do not revoke the Second Release.

I am hereby advised by the Company to consult with an attorney before signing this Second Release. I understand that whether or not to do so is my decision.

I have not relied on any representations, promises, or agreements of any kind made to me in connection with my decision to sign this Second Release except for those set forth in the documents attached to or referred to by this Second Release. I may revoke or cancel this Second Release within seven (7) calendar days after I sign it. The last day on which this Second Release can be revoked is called the "Last Revocation Day." Revocation can only be made by delivering a written notice of revocation to Dawn N. Edwards, Sr. Vice President, Human Resources, Barnes Group Inc., 123 Main Street, Bristol, Connecticut, 06010. For this revocation to be effective, a

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written notice of revocation must be sent on or before the Last Revocation Day for delivery to the foregoing address on the next business day. I acknowledge that this Second Release can be revoked only in its entirety and that once revoked, I will not be entitled to receive the severance payment described in Section 2.B of the Agreement and other benefits described therein.

If I do not revoke this Second Release, it shall go into effect on the day after the Last Revocation Day and, subject to the terms of the Agreement, I will be entitled to receive the severance payments described in Section 2.B of the Agreement and the other benefits described therein.

A finding that any term or provision of this Second Release is invalid, unlawful or unenforceable will not affect the remaining terms and provisions of this Second Release.

This Second Release, and the documents referenced in or attached to this Second Release (including the Agreement and First Release), set forth the entire agreement between me and the Company and supersede and render null and void any and all prior or contemporaneous oral or written understandings, statements, representations or promises pertaining to the matters set forth herein except for those set forth in the documents attached to or referred to by this Second Release (including the Agreement and First Release) and except for any and all previously agreed to noncompetition or confidentiality obligations to the Company to which I specifically agree to remain bound after signing this Second Release, including without limitation my obligations under the Barnes Group Inc. Code of Business Ethics and Conduct.

If I violate any part of the Agreement, I will be responsible for all costs incurred by the Company that flow from that violation, including the Company's legal fees and other costs associated with any legal action that arises from that violation. I will also be required to return all payments and reimburse the Company for all benefits provided to me in exchange for signing this Second Release, except for the sum of $500, which I agree constitutes ongoing valid consideration for this waiver and release.

BY SIGNING THE AGREEMENT AND THIS SECOND RELEASE IN THE PLACES PROVIDED, I ACKNOWLEDGE THAT I HAVE READ EACH OF THESE DOCUMENTS CAREFULLY, UNDERSTAND THEIR CONTENTS AND EFFECTS AND THAT MY DECISION TO SIGN THESE DOCUMENTS IS KNOWING AND VOLUNTARY.

Agreed and accepted:

/s/ Scott A. Mayo March 31, 2019
Scott A Mayo    Date

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